                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JUNE 24, 1998

                            MORROW SNOWBOARDS, INC.
            (Exact name of registrant as specified in its charter)

           OREGON                       0-27002                 93-1011046
(State or other jurisdiction of       (Commission             (IRS Employer
incorporation or organization)        File Number)        Identification Number)

                            2600 PRINGLE ROAD, S.E.
                                SALEM, OR 97302
                   (Address of principal executive offices)

                                (503) 375-9300
              Registrant's telephone number, including area code
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ITEM 5.  OTHER EVENTS.

     On June 24, 1998, the Board of Directors of Morrow Snowboards, Inc. (the "Company") approved and ratified an engagement letter between the Company and Veber Partners, an investment banking company ("Veber"). The following is a brief summary of the terms of Veber's engagement.

     Pursuant to the engagement letter, Veber will act as the Company's exclusive financial advisor and will assist the Company in developing potential debt or equity investors in and raising up to $5 million for the Company. The engagement will terminate on November 4, 1998, unless discussions with a potential investor developed by Veber are ongoing on that date, in which case the engagement will continue as to that potential investor while such discussions continue. The engagement applies to all prospective investors identified by Veber and any investment in the Company by any such investor within 18 months from the termination date of the engagement.

     The Company has paid or will pay Veber certain initial and ongoing retainers as long as active discussions are ongoing with potential investors identified by Veber. If an investor identified by Veber provides funds to the Company, the Company will pay Veber certain cash placement fees, with the exact percentage depending on the amount invested, as well as warrants. The Company will also reimburse Veber for its out-of-pocket expenses. A break-up fee is payable in certain circumstances. The Company believes such fees and warrants are consistent with those charged by other firms for similar transactions.

     The Company has also agreed to indemnify Veber against certain losses or expenses incurred by Veber in connection with transactions contemplated by the engagement letter or any misstatements or omissions by the Company in its disclosure to prospective investors.

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of Oregon, on July 9, 1998.

                                     MORROW SNOWBOARDS, INC.

                                     By:  /s/ P. Blair Mullin
                                         --------------------
                                         P. Blair Mullin
                                         President and Chief Financial Officer
                                         (Principal Executive Officer)

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